Exhibit 99.1

CANTEL MEDICAL CORP.

150 Clove Road

Little Falls, New Jersey 07424

FOR IMMEDIATE RELEASE

Contact:	Andrew A. Krakauer	Richard E. Moyer
	CEO	Cameron Associates, Inc.
	Cantel Medical Corp.	richard@cameronassoc.com
	Phone: (973) 890-7220	Phone: (212) 554-5466

CANTEL MEDICAL REPORTS RESULTS FOR THE

THIRD QUARTER ENDED APRIL 30, 2015

•                  Sales Growth of 18%

•                  US GAAP EPS of $0.30 vs. $0.25

•                  Adjusted EPS of $0.35 vs. $0.30

•                  US GAAP Net Income Growth of 20.6%

•                  Adjusted Net Income Growth of 19.3%

LITTLE FALLS, New Jersey (June 9, 2015) ... CANTEL MEDICAL CORP. (NYSE:CMN) reported US GAAP net income of $12,356,000, or $0.30 per diluted share, on an 18% increase in sales to a record $141,508,000 for the third quarter ended April 30, 2015. This compares with net income of $10,249,000, or $0.25 per diluted share, on sales of $120,058,000 for the third quarter ended April 30, 2014. For the nine months ended April 30, 2015, the Company reported US GAAP net income of $34,680,000, or $0.83 per diluted share, on a 16% increase in sales to a record $413,749,000. This compares with net income of $32,560,000 or $0.79 per diluted share, on sales of $357,372,000 for the nine months ended April 30, 2014.

Under non-GAAP measures, adjusted net income increased 19% this quarter to $14,697,000, or $0.35 per diluted share compared to adjusted net income of $12,315,000, or $0.30 per diluted share for the same quarter last year. For the nine months ended April 30, 2015, the Company reported a 16% increase in adjusted net income to $43,979,000, or $1.06 per diluted share. This compares to adjusted net income for the nine months ended April 30, 2014 of $37,926,000, or $0.92 per diluted share.

Andrew Krakauer, Cantel’s Chief Executive Officer stated, “We are pleased to have delivered excellent sales and net income growth this quarter. We achieved strong growth in operating income in our two largest segments - Endoscopy and Water Purification and Filtration. All business units have greatly benefitted from further investments in new product development, sales and marketing programs, and the integration of recent acquisitions. Overall, we had solid organic sales growth of approximately 10%, while our total sales growth of 18% demonstrates the success of our acquisition program.”

Krakauer added, “Our Medivators Endoscopy business delivered robust organic sales growth of 17% in the quarter. Including our recently acquired businesses in the UK and Italy, sales in this segment grew 35%. All product categories in our core Endoscopy business were strong, including equipment, disinfectant chemicals, procedure room products, as well as service and spare parts. Our European acquisitions are being integrated effectively and will soon be launching a number of new highly strategic products which will further strengthen our competitive offering in Europe. Our Mar Cor Water Purification and Filtration segment delivered organic sales growth this quarter of 13.5%, and reported growth of 17.5% overall, including sales from the recently acquired Pure Water Solutions business. Growth this quarter was driven by strength in capital equipment shipments, as well as solid performance in consumables and service.

Sales in our Crosstex Healthcare Disposables business decreased by 3% in the quarter as the business dealt with a number of headwinds including reduced dental office visits, as well as  some over stocking at some distributors after strong first half shipments. However, for the nine months of fiscal 2015, sales are ahead of the prior period by 4%. We were pleased to announce the acquisition of the DentaPure Dental Waterline Disinfection System on February 23, 2015. This product line will enhance our leadership position in infection prevention and control in the dental industry.

Overall, significant revenue growth drove the improved operating earnings. In the quarter, our earnings reflected three significant items that netted no change to GAAP or adjusted earnings. These items included positive fair value adjustments, offset by unfavorable charges related to a licensed product and the loss on sale of our specialty packaging business. Details can be found in our 10-Q to be released later today.”

The Company’s balance sheet at April 30, 2015 included current assets of $181,149,000, including cash of $25,365,000, a current ratio of 2.7:1, gross debt of $91,500,000 and stockholders’ equity of $394,215,000. Krakauer stated, “We continue to maintain a strong balance sheet and generate substantial cash flow and EBITDAS. When compared with the same quarter last year, our adjusted EBITDAS grew by 19% to $27,946,000. Our net debt position increased by only $17 million to $66,135,000 during the first nine months of fiscal 2015 despite borrowings of $47 million to fund our acquisition program.”

Cantel Medical is a leading global company dedicated to delivering innovative infection prevention and control products and services for patients, caregivers, and other healthcare providers which improve outcomes, enhance safety and help save lives.  Our products include specialized medical device reprocessing systems for endoscopy and renal dialysis, advanced water purification equipment, sterilants, disinfectants and cleaners, sterility assurance monitoring products for hospitals and dental clinics, disposable infection control products primarily for dental and GI endoscopy markets, dialysate concentrates, and hollow fiber membrane filtration and separation products. Additionally, we provide technical service for our products.

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The Company will hold a conference call to discuss the results for the third quarter ended April 30, 2015 on Tuesday, June 9, 2015 at 11:00 AM Eastern time. To participate in the conference call, dial (877) 407-8033 approximately 5 to 10 minutes before the beginning of the call. If you are unable to participate, a digital replay of the call will be available from Tuesday, June 9, 2015 at 2:00 PM through midnight on August 9, 2015 by dialing (877) 660-6853 and using conference ID # 13611020.

The call will be simultaneously broadcast live over the Internet on vcall.com at http://www.investorcalendar.com/IC/CEPage.asp?ID=174054.  A replay of the webcast will be available on PrecisionIR for 90 days and via the investor relations page of the Cantel web site.

For further information, visit the Cantel website at www.cantelmedical.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties, including, without limitation, the risks detailed in Cantel’s filings and reports with the Securities and Exchange Commission. Such forward-looking statements are only predictions, and actual events or results may differ materially from those projected or anticipated.

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CANTEL MEDICAL CORP.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	April 30,		April 30,
	2015	2014	2015	2014

Net sales	$141,508	$120,058	$413,749	$357,372

Cost of sales	77,909	67,640	229,045	201,120

Gross profit	63,599	52,418	184,704	156,252

Expenses:
Selling	20,326	16,532	58,994	48,373
General and administrative	18,456	16,428	56,785	47,149
Research and development	3,536	2,632	10,296	7,383
Total operating expenses	42,318	35,592	126,075	102,905

Income from operations	21,281	16,826	58,629	53,347

Interest expense, net	619	535	1,799	1,809
Loss on sale of business	2,206	—	2,206	—

Income before income taxes	18,456	16,291	54,624	51,538

Income taxes	6,100	6,042	19,944	18,978

Net income	$12,356	$10,249	$34,680	$32,560

Earnings per common share - diluted	$0.30	$0.25	$0.83	$0.79

Dividends per common share	$—	$—	$0.05	$0.05

Weighted average shares - diluted	41,591	41,502	41,574	41,457

CANTEL MEDICAL CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(unaudited)

	April 30,	July 31,
	2015	2014
Assets
Current assets	$181,149	$163,909
Property and equipment, net	61,628	52,718
Intangible assets, net	89,429	82,952
Goodwill	242,501	231,647
Other assets	5,200	4,919
	$579,907	$536,145

Liabilities and stockholders’ equity
Current liabilities	$66,186	$66,499
Long-term debt	91,500	80,500
Other long-term liabilities	28,006	23,900
Stockholders’ equity	394,215	365,246
	$579,907	$536,145

SUPPLEMENTARY INFORMATION - RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

In evaluating our operating performance, we supplement the reporting of our financial information determined under accounting principles generally accepted in the United States (“GAAP”) with certain internally driven non-GAAP financial measures, namely (i) adjusted net income, (ii) adjusted diluted earnings per share (“EPS”), (iii) income before interest, taxes, depreciation, amortization and stock-based compensation expense (“EBITDAS”), (iv) EBITDAS adjusted for atypical items (“Adjusted EBITDAS”) and (v) net debt. These non-GAAP financial measures are indicators of the Company’s performance that is not required by, or presented in accordance with, GAAP. They are presented with the intent of providing greater transparency to financial information used by us in our financial analysis and operational decision-making. We believe that these non-GAAP measures provide meaningful information to assist investors, shareholders and other readers of our Condensed Consolidated Financial Statements in making comparisons to our historical operating results and analyzing the underlying performance of our results of operations. These non-GAAP financial measures are not intended to be, and should not be, considered separately from, or as an alternative to, the most directly comparable GAAP financial measures.

Reconciliations of Net Income and Diluted EPS to Adjusted Net Income and Adjusted Diluted EPS

We define adjusted net income and adjusted diluted EPS as net income and diluted EPS, respectively, adjusted to exclude amortization, acquisition related items, significant reorganization and restructuring charges, major tax events and other significant items management deems atypical or non-operating in nature.

For the three and nine months ended April 30, 2015, we made adjustments to net income and diluted EPS to exclude (i) amortization expense, (ii) significant acquisition related items impacting current operating performance including transaction and integration charges and ongoing fair value adjustments, (iii) the loss on sale of our Specialty Packaging business and (iv) the impairment of an acquired license to arrive at our non-GAAP financial measures, adjusted net income and adjusted EPS. For the three and nine months ended April 30, 2014, we made adjustments to net income and diluted EPS to exclude (i) amortization expense and (ii) significant acquisition related items impacting current operating performance primarily relating to transaction charges and ongoing fair value adjustments to arrive at our non-GAAP financial measures.

Amortization expense is a non-cash expense related to intangibles that were primarily the result of business acquisitions. Our history of acquiring businesses has resulted in significant increases in amortization of intangible assets that reduced the Company’s net income. The removal of amortization from our overall operating performance helps in assessing our cash generated from operations including our return on invested capital, which we believe is an important analysis for measuring our ability to generate cash and invest in our continued growth.

Acquisition related items for the three and nine months ended April 30, 2015 consist of (i) fair value adjustments to contingent consideration and other contingent liabilities resulting from acquisitions, (ii) due diligence, integration, legal fees and other transaction costs associated with specific acquisitions, (iii) acquisition accounting charges for the amortization of the initial fair value adjustments of acquired inventory and deferred revenue and (iv) foreign currency losses relating to the funding of an international acquisition. The adjustments of contingent consideration and other contingent liabilities are periodic adjustments to record such amounts at fair value at each balance sheet date. Given the subjective nature of the assumptions used in the determination of fair value calculations, fair value adjustments may potentially cause significant earnings volatility that are not representative of our operating results. Similarly, due diligence, integration, legal and other acquisition costs associated with specific acquisitions, including acquisition accounting charges relating to recording acquired inventory and deferred revenue at fair value, can be significant and also adversely impact our effective tax rate as certain costs are often not tax-deductible. Since all of these acquisition related items are atypical and often mask underlying operating performance, we excluded these amounts for purposes of calculating these non-GAAP financial measures to facilitate an evaluation of our current operating performance and a comparison to past operating performance.

On April 7, 2015, we completed the sale of our Specialty Packaging business to a global packaging and service company. Overall, this transaction, including costs associated with the disposition and the recognition of a foreign currency translation gain, resulted in a $2,206,000 loss, which was recorded in loss on sale of business in our Condensed Consolidated Statements of Income for the three and nine months ended April 30, 2015. Since the divestiture of a business is atypical and non-operating in nature and the loss on sale masks our underlying operating performance, we excluded the loss on sale of business for purposes of calculating these non-GAAP financial measures.

In September 2013, we acquired a license from a third party granting us the exclusive right to manufacture, commercialize, distribute and sell an endoscopy product in its beginning stage of commercialization in exchange for a series of payments, which totaled $1,000,000 at April 30, 2015 and was recorded in other assets in our Condensed Consolidated Balance Sheets. We evaluated this long-lived asset at April 30, 2015 for potential impairment and determined that the future use of this acquired license was unlikely based on a recent product analysis. Accordingly, we deemed the acquired license, together with related fixed assets of $287,000, to be fully impaired and recorded a loss of $1,287,000 during our third quarter of fiscal 2015, which was recorded in general and administrative expenses and as reductions in other assets and property and equipment in the Condensed Consolidated Financial Statements. Since the acquisition of the license and subsequent impairment were outside our standard endoscopy business operations, we excluded the impairment of the acquired license for purposes of calculating these non-GAAP financial measures to facilitate an evaluation of our current operating performance and a comparison to past operating performance.

For the three and nine months ended April 30, 2015 and 2014, the reconciliations of net income to adjusted net income were calculated as follows:

	Three Months Ended		Nine Months Ended
	April 30,		April 30,
(Amounts in thousands)	2015	2014	2015	2014
Net Income, as reported	$12,356	$10,249	$34,680	$32,560
Intangible amortization (1)	3,460	2,637	9,648	7,882
Acquisition related items (2)	(2,327)	456	1,185	456
Loss on sale of business	2,206	—	2,206	—
Impairment of acquired license (1)	1,287	—	1,287	—
Income tax benefit on above adjustments	(2,285)	(1,027)	(5,027)	(2,972)
Adjusted net income	$14,697	$12,315	$43,979	$37,926

(1) Amounts are recorded in general and administrative expenses.

(2) For the three and nine months ended April 30, 2015, acquisition related items of $408 and $1,951, respectively, were recorded in cost of sales and ($2,735) and ($766), respectively, were recorded in general and administrative expenses. The amounts for the prior year periods were recorded in general and administrative expenses.

For the three and nine months ended April 30, 2015 and 2014, the reconcilitations of diluted EPS to adjusted diluted EPS were calculated as follows:

	Three Months Ended		Nine Months Ended
	April 30,		April 30,
	2015	2014	2015		2014
Diluted EPS, as reported	$0.30	$0.25	$0.83		$0.79
Intangible amortization, net of tax	0.05	0.04	0.15		0.12
Acquisition related items, net of tax	(0.06)	0.01	0.01		0.01
Loss on sale of business, net of tax	0.04	—	0.04		—
Impairment of acquired license, net of tax	0.02	—	0.02		—
Adjusted diluted EPS	$0.35	$0.30	$1.06	(3)	$0.92

(3) The summation of each diluted EPS does not equal the adjusted diluted EPS due to rounding.

Reconciliation of EBITDAS and Adjusted EBITDAS with Net Income

We believe EBITDAS is an important valulation measurement for management and investors given the increasing effect that non-cash charges, such as stock-based compensation, amortization related to acquisitions and depreciation of capital equipment, has on the Company’s net income. In particular, acquisitions have historically resulted in significant increases in amortization of intangible assets that reduce the Company’s net income. Additionally, we regard EBITDAS as a useful measure of operating performance and cash flow before the effect of interest expense and is a complement to operating income, net income and other GAAP financial performance measures.

We define Adjusted EBITDAS as EBITDAS excluding the same atypical items as previously described as adjustments to net income . We use Adjusted EBITDAS when evaluating the operating performance of the Company because we believe the exclusion of such atypical items, which a majority are non-cash items, is necessary to provide the most accurate measure of on-going core operating results and to evaluate comparative results period over period.

The reconciliations of EBITDAS and Adjusted EBITDAS with net income for the three and nine months ended April 30, 2015 and 2014, respectively, are as follows:

	Three Months Ended		Nine Months Ended
(Amounts in thousands)	April 30,		April 30,
(unaudited)	2015	2014	2015	2014

Net income	$12,356	$10,249	$34,680	$32,560

Interest expense, net	619	535	1,799	1,809
Income taxes	6,100	6,042	19,944	18,978
Depreciation	2,720	2,105	7,573	6,072
Amortization	3,460	2,637	9,648	7,882
Loss on disposal of fixed assets	172	6	209	302
Stock-based compensation expense	1,353	1,422	4,354	3,978

EBITDAS	26,780	22,996	78,207	71,581

Acquisition related items	(2,327)	456	1,185	456
Loss on sale of business	2,206	—	2,206	—
Impairment of acquired license	1,287	—	1,287	—

Adjusted EBITDAS	$27,946	$23,452	$82,885	$72,037

Reconciliation of Debt with Net Debt

We define net debt as long-term debt less cash and cash equivalents. Each of the components of net debt appears in the Condensed Consolidated Balance Sheets. We believe that the presentation of net debt provides useful information to investors because we review net debt as part of our management of our overall liquidity, financial flexibility, capital structure and leverage.

At April 30, 2015 and July 31, 2014, the reconciliations of debt with net debt were calculated as follows:

	April 30,	July 31,
(Amounts in thousands)	2015	2014

Long-term debt	$91,500	$80,500
Less cash and cash equivalents	(25,365)	(31,781)
Net debt	$66,135	$48,719